Filed Pursuant to Rule 424(b)(3)
Registration No. 333-200330

The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the shares and are not soliciting an offer to buy the shares in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 13, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated December 1, 2014)

3,250,000 Shares

WCI Communities, Inc.

Common Stock

This is a public offering of shares of WCI Communities, Inc. The shares of common stock are being sold by the selling stockholders. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “WCIC.” On April 10, 2015, the last reported sale price of our common stock on the New York Stock Exchange was $23.80 per share.

The underwriters have an option to purchase a maximum of 487,500 additional shares of our common stock from the selling stockholders. We will not receive any proceeds from the exercise of the underwriters’ option to purchase additional shares.

We are an “emerging growth company” as defined under the federal securities laws and are eligible for reduced reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-20 of this prospectus supplement and page 8 of the accompanying prospectus, as well as those described in our Annual Report on Form 10-K for the year ended December  31, 2014, which is incorporated by reference herein.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholders
Per Share	$	$	$
Total	$	$	$

Delivery of the shares of common stock will be made on or about April     , 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Citigroup	J.P. Morgan	Raymond James

Zelman Partners LLC

FBR		JMP Securities

The date of this prospectus supplement is April     , 2015

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus, dated December 1, 2014. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a shelf registration process. Under this shelf registration process, the selling stockholders named in a prospectus supplement may, from time to time, offer and sell our common stock in one or more offerings or resales.

The accompanying prospectus provides you with a general description of our common stock, which the selling stockholders may offer pursuant to this prospectus supplement. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Any statement that we make in the accompanying prospectus will be modified or superseded by any inconsistent statement made by us in this prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. This information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC, to the extent incorporated by reference, will automatically update and supersede this information. See “Where You Can Find More Information; Incorporation By Reference.” You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information” before investing in our common stock.

We are responsible for the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. Neither we, the underwriters, nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, the underwriters, and the selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference herein is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, the terms the “Company,” “we,” “us” and “our” in this prospectus supplement refer to WCI Communities, Inc. and its subsidiaries and the term “WCI” in this prospectus supplement refers only to WCI Communities, Inc.

SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein, especially the risks of investing in our common stock discussed under “Risk Factors.” This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein include forward looking statements that involve risks and uncertainties. See “Special Note Concerning Forward- Looking Statements.”

Our Company

We are a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida’s highest growth and largest markets, in which we own or control approximately 12,600 home sites as of December 31, 2014. We have established a reputation and strong brand recognition for developing amenity-rich, lifestyle-oriented master-planned communities. Our homes and communities are primarily targeted to move-up, second-home and active adult buyers. We intend to leverage our experience, operational platform and well-located land inventory, with an attractive book value, to capitalize on markets with favorable demographic and economic forecasts in order to grow our business.

We believe our business is distinguished by our:

•	significant, well-located, land inventory in developed and established communities;

•	proven leadership team, which has extensive experience in our markets;

•	expertise in, and reputation for, developing luxury lifestyle communities with well-managed amenities;

•	higher average selling prices and lower cancellation rates than most other public homebuilders;

•	significant percentage of all-cash buyers, attributed to our focus on a higher-end move-up, second-home and active adult buyer base;

•	strong focus and market positioning in most of coastal Florida’s highest growth and largest markets;

•	real estate services business segment, which provides us with additional opportunities to increase profitability as Florida home prices and new and existing home sales continue to recover;

•	solid gross margins from homes delivered (as evidenced by our 28.3% gross margin in 2014);

•	existing tower sites and our operational expertise provide us with future opportunities as demand for high-rise product returns;

•	attractive book value of land inventories that were reset to then-current fair values in September 2009 (as of December 31, 2014, approximately 36% of our total owned or controlled home sites, or approximately 4,600 home sites, benefited from being reset to fair value during September 2009);

•	significant deferred tax assets (most of which are expected to be utilized by us); and

•	well-capitalized balance sheet with sufficient liquidity for growth.

Our business is organized into three operating segments: Homebuilding, Real Estate Services and Amenities. Our Homebuilding segment accounted for 71.9% and 67.4% of our total revenues for the years ended December 31, 2014 and 2013, respectively, and substantially all of our total gross margin during those years.

•

Homebuilding: Our Homebuilding operations derive revenues from home deliveries and sales of land and home sites. We design, sell and build homes ranging in price from approximately $150,000 to $1.3 million and in size from approximately 1,100 square feet to 4,500 square feet. Additionally, our land development expertise enhances our Homebuilding operations by enabling us to acquire and create larger, well-amenitized master-planned communities, control the timing of home site delivery and capture the opportunity to drive higher margins. As of December 31, 2014, we were actively selling in 37 different neighborhoods situated in 14 master-planned communities. During the year ended December 31, 2014, we delivered 644 homes with an average delivered price of $452,000, compared to 493 homes with an average delivered price of $433,000 during the year ended December 31, 2013. Our revenues from home deliveries have grown rapidly to $291.3 million during the year ended December 31, 2014 from $213.5 million during the year ended December 31, 2013, a year-over-year increase of 36.4% in 2014. New orders increased from 531 during 2013 to 743 during 2014, a year-over-year increase of 39.9% in 2014. As of December 31, 2014, we had a backlog of 392 homes contracted for sale at an aggregate purchase price of $205.3 million, compared to a backlog of 293 homes contracted for sale at an aggregate purchase price of $143.8 million as of December 31, 2013. We currently expect to close substantially all of the units that were in our backlog as of December 31, 2014 during the year ending December 31, 2015.

•	Real Estate Services: Our real estate brokerage business derives revenues primarily from gross commission income from serving as the broker at the closing of real estate transactions. We operate a full-service real estate brokerage business under the Berkshire Hathaway HomeServices brand (prior to October 2013, we operated under the Prudential brand) and title services that complement our Homebuilding operations by providing us with additional opportunities to capitalize on increasing home prices throughout Florida. During 2014, our real estate brokerage business was the third-largest real estate brokerage in Florida and the 39th largest in the United States, both based on sales volume. During the year ended December 31, 2014, our real estate services revenues were $90.6 million, an increase of 13.1% when compared to $80.1 million during the year ended December 31, 2013. During the year ended December 31, 2014, through our exclusive relationships with approximately 1,600 independent licensed real estate agents, we represented either the buyer or seller in approximately 9,400 home sale transactions. During the year ended December 31, 2013, we represented either the buyer or seller in approximately 9,000 home sale transactions. The average selling price on closed home sale transactions in our Real Estate Services business increased 11.2% and 8.9% during the years ended December 31, 2014 and 2013, respectively. Our total retail sales volume was over $2.8 billion and $2.4 billion during 2014 and 2013, respectively. Our title and settlement services business earns revenues through fees charged in real estate transactions for rendering title and other settlement and non-settlement related services. We provide most of these services in connection with our real estate brokerage and Homebuilding operations.

•	Amenities: Our Amenities operations derive revenues primarily from the sale of club memberships, membership dues, and golf and restaurant operations. Within many of our communities, we may own and/or operate resort-style club and fitness facilities, championship golf courses, country clubs and marinas. We believe that these amenities offer our homebuyers a luxury lifestyle experience, enabling us to enhance the marketability, sales volume and value of the homes we deliver as compared to non-amenitized communities. During the year ended December 31, 2014, our Amenities revenues were $23.6 million, an increase of 1.7% when compared to $23.2 million during the year ended December 31, 2013.

For the year ended December 31, 2014, we generated $407.0 million in total revenues, $49.3 million in Adjusted EBITDA and $21.6 million in net income attributable to common shareholders of WCI Communities, Inc., compared to $317.3 million in total revenues, $37.5 million in Adjusted EBITDA and $127.0 million in net income attributable to common shareholders of WCI Communities, Inc. during the year ended December 31, 2013. The year-over-year change in net income attributable to common shareholders of WCI Communities, Inc. was primarily due to income tax expense of $14.7 million during 2014, compared to an income tax benefit of $125.7 million during 2013, which was principally attributable to a reversal of deferred tax asset valuation allowances during such year. Partially offsetting these items were (i) $19.7 million of preferred stock dividends during 2013 that did not recur in 2014 and (ii) favorable operating results during 2014. For a discussion of how we calculate Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income attributable to common shareholders of WCI Communities, Inc., see footnote 3 under the caption “—Summary Consolidated Financial and Other Data.”

Recent Developments

We are currently in the process of finalizing our unaudited consolidated financial results as of and for the three months ended March 31, 2015. Below are certain preliminary estimates as of and for the three months ended March 31, 2015, which are based on the most current information available to management as of the date of this prospectus supplement. Our actual results may differ materially from these preliminary estimates due to, among other things, the completion of our accounting close procedures, final adjustments and other developments that may arise between now and the time that such unaudited consolidated financial results as of and for the three months ended March 31, 2015 are finalized.

Total revenues during the three months ended March 31, 2015 are estimated to range from $96 million to $98 million, compared to $73.8 million during the three months ended March 31, 2014. Our diluted earnings per share during the three months ended March 31, 2015 is estimated to range from $0.19 to $0.21, compared to $0.06 during the three months ended March 31, 2014. The increase is primarily attributable to: (i) increases in revenues across all three of our operating segments; (ii) improved leverage of our selling, general and administrative costs; and (iii) favorable income tax treatment attributable to the Internal Revenue Service’s recently published final regulations under Section 162(m) of the Internal Revenue Code, as amended (the “Code”). Specifically, the final regulations provide certain relief from the annual federal income tax deduction limitations for newly public companies, which had a favorable impact of approximately $0.07 per share on the estimated diluted earnings per share range noted above.

Revenues from homes delivered during the three months ended March 31, 2015 are estimated to range from $66 million to $67 million, compared to $48.0 million during the three months ended March 31, 2014. We delivered 138 homes during the three months ended March 31, 2015, an increase of 21 units, or 17.9%, from 117 homes delivered during the three months ended March 31, 2014. The increases in estimated revenues and homes delivered during 2015 were primarily due to: (i) the continued ramp-up in our Homebuilding operations; (ii) an improved pricing environment and shifting product mix that drove higher average selling prices of homes delivered; (iii) a larger backlog at December 31, 2014, compared to the backlog at December 31, 2013; and (iv) having more neighborhoods delivering homes during 2015 when compared to 2014.

During the three months ended March 31, 2015, we generated 316 new orders, an increase of 111 new orders, or 54.1%, from 205 new orders during the three months ended March 31, 2014. Such increase was primarily due to continued momentum within our active selling neighborhoods and an increase in our active selling neighborhood count from 25 at March 31, 2014 to 41 at March 31, 2015. Contract values of new orders during the three months ended March 31, 2015 were $140.8 million, an increase of $39.7 million, or 39.3%, from $101.1 million during the three months ended March 31, 2014, primarily due to the 111-unit increase in new order activity partially offset by a decrease in the average selling price of new orders to $446,000 during 2015 from $493,000 during the comparable 2014 period. The decrease in our average selling price per new order during the three months ended March 31, 2015, compared to the three months ended March 31, 2014 was due to shifting product mix resulting from the introduction of several new active adult communities during late 2014 and early 2015 along with the sell-out of one of our second-home communities during 2014.

We had 570 units in backlog as of March 31, 2015, an increase of 189 units, or 49.6%, from 381 units as of March 31, 2014. The increase in our backlog was primarily due to continued improvement in the housing market, which was evidenced by the increase in our new orders. We currently expect to deliver substantially all of the homes that were in our backlog as of March 31, 2015 during the remainder of the year ending December 31, 2015.

During April 2015, we expect to complete our accounting close procedures for the three months ended March 31, 2015. Because we have not yet finalized our procedures, we do not have certainty and are unable to provide any additional financial and other data as of and for the three months ended March 31, 2015. The preliminary unaudited consolidated financial data as of and for the three months ended March 31, 2015 included in this prospectus supplement has been prepared by, and is the responsibility of, our management and has not been reviewed or audited or subject to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm is not expressing an opinion or any other form of assurance with respect to the preliminary unaudited consolidated financial data as of and for the three months ended March 31, 2015 that is provided in this prospectus supplement.

Our Industry

U.S. Housing Market

The U.S. housing market continues to improve from the cyclical low points reached during the 2008 to 2009 national recession. Between the 2005 market peak and the 2011 trough, new single-family housing sales declined 76%, according to data compiled by the U.S. Census Bureau, and median resale home prices declined 34%, as measured by the CoreLogic Case-Shiller Index. During 2011, early signs of a recovery began to materialize in many markets around the country as a result of an improving macroeconomic backdrop and a historically high level of housing affordability. During the years ended December 31, 2014 and 2013, total homebuilding permits increased 4.8% and 19.4%, respectively, when compared to the immediately preceding year. Data compiled by the U.S. Census Bureau indicates that new single-family home permits during 2014 have rebounded more than 50% from the 2011 trough; however, as of December 31, 2014, such new home permits still remain 63% below their peak levels in 2005.

Florida Housing Market

The Florida homebuilding market was the second-largest in the U.S., as measured by 2014 permit issuance (single- and multi-family permits), according to data compiled by the U.S. Census Bureau. While the Florida housing market experienced a deeper contraction than other regions in the country during the recent recession and total permits remain approximately 70% off peak levels, we believe that it is now recovering, primarily due to improving demographic trends, an improving economy, a mild climate and a low tax rate environment. During 2014, the U.S. Census Bureau announced that Florida had become the third most populous state, with approximately 800 people moving to the state every day. Since April 2012, Florida’s annual job growth rate has exceeded the national rate. During 2014, Florida’s job base grew by 3.0%, representing a gain of 230,600 jobs, outpacing the corresponding national job growth rate of 2.1%. The pricing environment in the Florida housing market compares favorably to national averages. According to CoreLogic, from December 2013 to December 2014 single-family home prices were up 5.0% nationally and 5.6% in Florida. In addition, according to CoreLogic, single-family home prices nationwide remain 13.4% below their peak and 33.5% below their peak in Florida. We believe that this and other positive statewide economic data and metrics illustrate an improving housing market and potential opportunity for future growth.

Our Competitive Strengths

We believe the following strengths provide us with a competitive advantage:

Attractive and well-located land positions to support future growth

We benefit from a significant and well-located land inventory in most of coastal Florida’s highest growth and largest markets, in which we own or control approximately 12,600 home sites as of December 31, 2014. The majority of our land holdings are within mature, well-amenitized, developed communities that have an established demand for homes. We own all of the home sites for our current expected home deliveries through 2015. Our significant land inventory allows us to be opportunistic in identifying and pursuing new land acquisitions and protects us against potential land shortages in the majority of our markets that exhibit land supply constraints.

Experienced and proven leadership with strong operational discipline and controls

Our executives, senior management and field personnel possess significant operational and management expertise and experience. Our team is led by our chief executive officer, Keith E. Bass, who brings over 25 years of real estate and homebuilding experience to WCI, the last 18 years of which included senior and executive level positions for large public homebuilding and development companies where he oversaw operations in the southeastern United States, including Florida. We believe our management team’s prior experience, extensive relationships and respected local reputation provide us with a competitive advantage in acquiring new land, obtaining entitlements, building quality homes and completing projects within budget and on schedule.

Expertise in delivering luxury homes in lifestyle communities targeting move-up, second-home and active adult buyers

We develop luxury, lifestyle communities with many distinguishing and sought-after attributes and amenities. Our recreational amenities, including championship golf courses with clubhouses, fitness, spa, tennis and recreational facilities, walking trails, resort-style pools, marinas, movie theaters, town centers, and a variety of restaurants, are central to our mission of delivering luxury lifestyle experiences to our homebuyers. Amenities at our communities are typically owned by us and eventually either turned over to community residents or sold.

Given our target buyer demographics, our homebuyers tend to rely less on mortgage financing for their home purchases and typically provide higher deposits and down payments, compared to homebuyers nationally. During the years ended December 31, 2014 and 2013, approximately 58% and 44%, respectively, of our homebuyers were all-cash buyers, which we believe compares favorably to other publicly traded homebuilding companies and our peers. This positive homebuyer trend was a contributing factor to our low cancellation rates of 6.8% and 4.7% of our gross orders during 2014 and 2013, respectively, which we believe also compare favorably to most other public homebuilders in the U.S. during such years.

Well-positioned and focused in attractive, high-growth coastal Florida homebuilding markets

We believe that our geographic footprint throughout Florida enables us to capture the benefits of increasing demand for new homes and rising home prices as the Florida housing recovery continues. Additionally, it has been our experience that homes in our communities are sought after by buyers for a variety of reasons, one of which is the communities’ proximity to the Florida coast.

Real Estate Services segment provides an opportunity to participate in the recovery of Florida resale home prices

We operate a full-service real estate brokerage business under the Berkshire Hathaway HomeServices brand in many of the largest metropolitan areas in Florida. During 2014, our real estate brokerage business was the third-largest real estate brokerage in Florida and the 39th largest in the United States, both based on sales volume. As of December 31, 2014, we had 40 brokerage offices and exclusive relationships with approximately 1,600 independent licensed real estate agents. Our real estate brokerage business allows us to take advantage of the recovery in Florida resale home prices, supplementing our ability to profit on new home sales through our Homebuilding segment. Additionally, our real estate brokerage business is a source of valuable information on market trends, which benefits our Homebuilding segment on a real-time basis. Our title and settlement services business, which we operate as Florida Title & Guarantee Agency, allows us to better manage the closing process for our new home deliveries. During the years ended December 31, 2014 and 2013, approximately 80% and 76%, respectively, of our home deliveries were settled by Florida Title & Guarantee Agency, and our Homebuilding and brokerage businesses provided for approximately 93% and 92%, respectively, of Florida Title & Guarantee Agency’s total title services revenues.

Solid gross margins from homes delivered

During the year ended December 31, 2014, our gross margin from 644 homes delivered as a percentage of revenues from homes delivered was 28.3%, compared to 30.0% from 493 homes delivered during the year ended December 31, 2013. Our solid gross margins from homes delivered are attributable to a combination of our higher average selling prices due to the quality of both our homes and our community amenity offerings and the low book value of our land that was reset to then-current fair value upon the finalizing of our restructuring in September 2009. During the year ended December 31, 2013, all of our home deliveries were generated from communities that we owned in September 2009, compared to approximately 90% of our corresponding home deliveries during the year ended December 31, 2014.

Substantial tax attributes to offset future earnings

We have significant deferred tax assets that we expect will be used, subject to the limitations described below, to offset future earnings and reduce the amount of income taxes we are required to pay. As of December 31, 2014, we had recorded a deferred tax asset of $110.8 million, which was net of a valuation allowance of $70.5 million. Our ability to take advantage of our significant deferred tax assets is subject to limitations under Section 382 (“Section 382”) of the Code, including in connection with prior stock ownership changes and prospective stock ownership changes that may occur as a result of this offering. However, we do not believe this offering will trigger an ownership change that creates a limitation under Section 382. In addition, changes in the markets in which we do business and our profitability may limit our ability to take advantage of our deferred tax assets.

Balance sheet with sufficient liquidity for growth

We believe that our strong balance sheet and significant liquidity position us to take advantage of the improving Florida economy and housing market through both the increasing scale of our existing land holdings and future acquisitions. As of December 31, 2014, we had $251.2 million of total debt outstanding, including an unamortized premium of $1.2 million, all of which was our 6.875% Senior Notes due 2021 (the “2021 Notes”), and our net debt to net capitalization was 14.8%. Additionally, as of December 31, 2014, we had $257.8 million of available liquidity from cash and cash equivalents, our four-year unsecured revolving credit facility in an aggregate amount of up to $75.0 million (the “Revolving Credit Facility”) and our $10.0 million senior secured loan with Stonegate Bank (the “Stonegate Loan”). For a discussion of how we calculate net debt to net capitalization and a reconciliation of net debt to net capitalization to our debt to capital, see footnote 6 under the caption “—Summary Consolidated Financial and Other Data.”

Business Strategy

We believe we are well-positioned for growth in an improving Florida housing market through the disciplined execution of the following elements of our strategy:

Utilize our attractive book value land inventory to open new communities and neighborhoods

Our land inventory provides us with the opportunity to substantially increase our neighborhood count irrespective of additional land acquisitions in the near-term. We intend to opportunistically open neighborhoods from within our existing land holdings, as they contain significant capacity for additional development. As of December 31, 2014, approximately 36% of our total owned or controlled home sites, or approximately 4,600 home sites, benefited from being reset to then-current fair value upon the finalizing of our restructuring in September 2009. Consequently, our future margins should benefit from the ultimate development and future sale of homes on this land.

Maximize profitability through the combination of our land acquisition and development expertise

We evaluate land opportunities using a comprehensive business model, which is focused on, among other things, demographic, macroeconomic and micro-market trends to determine the appropriate positioning in the market and probability of success. We believe that we continue to obtain the “first look” at many quality land opportunities in our existing and target markets due to our relationships with local land sellers, brokers and investors. We also believe that our land development expertise enhances our Homebuilding operations by enabling us to acquire and create larger, well-amenitized master-planned communities, control the timing of home site delivery and capture the opportunity to drive higher margins. We also have the experience and internal expertise to entitle, reposition and/or rezone potential land acquisitions that we believe will help us achieve attractive returns in the future.

Create luxury master-planned communities that contribute to an outstanding homeowner experience

Our core operating philosophy is to provide our homebuyers a positive, memorable experience from the time they walk into our sales office until well after we have delivered their home. We actively engage buyers in every aspect of the building process, from tailoring our product to their lifestyle needs, with attractive design selections, to providing them updates on the entire construction process up to the point of delivering their home. Additionally, we believe that we attract buyers to purchase homes in our master-planned communities because of their prime locations and the amenity offerings that we create. As a result, our selling process focuses on the quality of our amenities and the lifestyle they provide, in addition to the excellent design and construction of our homes.

Increase market position in growth markets

We believe that there are significant opportunities to profitably expand in both our existing and new markets based on demographic and economic data, our own operating results and information gathered from our Real Estate Services segment. Our primary growth strategy is to focus on opportunities to grow market position within our existing coastal markets to leverage existing infrastructure. We evaluate land opportunities using a comprehensive business model focused on, among other things, demographic, macroeconomic and micro-market trends to determine the appropriate positioning in the market and probability of success.

Offer a variety of new home products

To meet the varying needs and desires of our target homebuyers, we maintain the expertise to deliver a variety of new home product lines, which gives us an opportunity to increase our market share. Our expertise allows for a diversified product strategy that enables us to better serve a wide range of buyers, adapt quickly to changing market conditions and optimize performance and returns while strategically reducing portfolio risk. Our Homebuilding segment has the flexibility to efficiently deliver an extensive range of single- and multi-family homes to target both buyers that may be looking for value-oriented product, as well as those desiring the most luxurious of homes.

Focus on scalable cost structure to enhance returns

We believe that our Homebuilding platform and our senior management’s hands-on approach and focus on controlling costs favorably position us to generate attractive returns for our investors. We competitively bid each phase of the development and construction process and preserve strong relationships with our trade partners by closely managing production schedules and paying our vendors in a timely manner. Our Homebuilding operations strive to maximize floor plan re-use among communities, maintain cycle time control, and implement home construction cost initiatives.

We have also made and continue to make significant investments in systems and infrastructure to continue to support and operate our business efficiently. As a result, our operation is scalable and the near-term future growth is not expected to require considerable additional overhead, leading to the efficient execution of our expansion strategy.

Grow our Real Estate Services segment to take advantage of rising Florida resale home prices

Our real estate brokerage business positions us to benefit from the housing recovery in Florida resale home prices. As distressed home sales as a percent of total home sales continue to drop, and new home sales as a percent of total home sales continue to increase, we expect the average selling price of homes across Florida to appreciate, driving margin growth in our real estate brokerage business. As our real estate brokerage business is highly scalable, we believe that there are opportunities to further improve our profitability by growing our geographic footprint organically, through opportunistic acquisitions and “roll-in” brokerages. This business also helps provide valuable, real-time insight into market trends, buyer preferences and demand for different products and locations, which we will continue to use to evaluate land opportunities, community and amenity plans and home designs in our Homebuilding operations.

Maintain a disciplined capital structure

We intend to employ both debt and equity as part of our ongoing financing strategies, coupled with redeployment of cash flows from operations, to provide ourselves with the financial flexibility to access capital on the best terms available. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively leveraged by targeting net debt to net capitalization of below approximately 40%. We believe that our unique combination of a long-owned land supply coupled with a modest leverage position will enable us to continue to generate solid cash flow and the flexibility to grow while protecting us against future cyclical downturns.

Corporate Information

WCI Communities, Inc. was incorporated in Delaware in 2009 and our predecessor company was founded in 1998. On July 30, 2013, we completed our initial public offering (the “Initial Public Offering”) of our common stock. Our common stock is listed on the New York Stock Exchange under the ticker symbol “WCIC.”

Our principal executive offices are located at 24301 Walden Center Drive, Bonita Springs, Florida 34134. Our main telephone number is (239) 947-2600. Our internet website is www.wcicommunities.com. The information contained in, or that can be accessed through, our website is not incorporated by reference herein and is not a part of this prospectus supplement and the accompanying prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. Among other things, these provisions include:

•	allowing less than five years of selected financial data;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	an exemption from new or revised financial accounting standards until they would apply to private companies and compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

•	reduced disclosure about the emerging growth company’s executive compensation arrangements; and

•	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to “opt out” of this provision. Therefore, we will timely comply with new or revised accounting standards when they are applicable to public companies. This decision to opt out of the extended transition period is irrevocable.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies, including only providing four years of selected financial data in Item 6 of Part II of our Annual Report incorporated herein by reference in this prospectus supplement. As a result of this election, the information that we provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein may be different than the information that you may receive from other public companies in which you hold equity interests. Additionally, it is possible that some shareholders, investors and other interested parties will find our common stock less attractive as a consequence of our election, which may result in a less active trading market for our common stock and more volatility in our stock price.

We may take advantage of the provisions under the JOBS Act until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our Initial Public Offering, (b) in which we have total annual gross revenues of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of the reduced disclosure requirements.

The Offering

Common stock offered by the selling stockholders	3,250,000 shares

Common stock to be outstanding after this offering	26,105,096 shares

Option to purchase additional shares	The underwriters have a 30-day option to purchase up to 487,500 additional shares of our common stock from the selling stockholders.

Use of proceeds	The Company will not receive any proceeds from the sale of common stock by the selling stockholders in this offering. See “Use of Proceeds.”

Dividend policy	We currently intend to retain any future earnings to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Our ability to pay cash dividends on our common stock is limited by the indenture governing our 2021 Notes and the credit agreement governing our Revolving Credit Facility. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant. See “Dividend Policy.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-20 of this prospectus supplement and other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” in Item 1A of Part I of our Annual Report (as defined herein) incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.

New York Stock Exchange Symbol	“WCIC.”

The number of shares of our common stock outstanding after this offering is based on the number of shares of our common stock outstanding as of April 10, 2015 and excludes:

•	758,399 shares of our common stock reserved and available for issuance under the WCI Communities, Inc. Long-Term Equity Incentive Plan (the “2010 Equity Plan”) and 1,757,698 shares of common stock reserved and available for issuance under the WCI Communities, Inc. 2013 Incentive Award Plan (the “2013 Equity Plan”);

•	87,246 shares of our common stock reserved and available for issuance under the WCI Communities, Inc. 2013 Director Long Term Incentive Plan, as amended and restated; and

•	839,754 shares of our common stock reserved and available for issuance under the WCI Communities, Inc. 2013 Long Term Incentive Plan, as amended and restated.

The number of shares of our common stock outstanding after this offering includes 25,750 shares of restricted stock outstanding under the 2010 Equity Plan that have not yet vested and 272,640 shares of restricted stock outstanding under the 2013 Equity Plan that have not yet vested.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of common stock from the selling stockholders.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth our summary consolidated financial and other data as of and for the years indicated. The summary consolidated financial and other data as of December 31, 2014 and for the years ended December 31, 2014, 2013 and 2012 have been derived from our audited consolidated financial statements and the notes thereto in Item 8 of Part II of our Annual Report incorporated by reference in this prospectus supplement. Our historical results for any prior period are not necessarily indicative of results expected in any future period.

The following data should be read in conjunction with the information under “Capitalization” below and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of Part II of our Annual Report incorporated by reference in this prospectus supplement and our audited consolidated financial statements and the related notes thereto in Item 8 of Part II of our Annual Report incorporated by reference in this prospectus supplement.

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Statements of Operations
Revenues
Homebuilding	$292,785	$214,016	$146,926
Real estate services	90,582	80,096	73,070
Amenities	23,636	23,237	21,012

Total revenues	407,003	317,349	241,008

Cost of sales
Homebuilding	209,791	149,768	100,786
Real estate services	88,094	76,972	71,675
Amenities	25,377	25,285	24,254
Asset impairment	1,200	—	—

Total cost of sales	324,462	252,025	196,715

Gross margin	82,541	65,324	44,293

Selling, general and administrative expenses	46,969	39,548	32,129
Interest expense	1,140	2,537	6,978
Other income, net	(1,604)	(2,642)	(7,493)
Expenses related to early repayment of debt	—	5,105	16,984

	46,505	44,548	48,598

Income (loss) from continuing operations before income taxes	36,036	20,776	(4,305)
Income tax expense (benefit) from continuing operations	14,652	(125,709)	(52,233)

Income from continuing operations	21,384	146,485	47,928
Income from discontinued operations, net of tax(1)	—	—	118
Gain on sale of discontinued operations, net of tax(1)	—	—	2,588

Net income	21,384	146,485	50,634
Net loss from continuing operations attributable to noncontrolling interests	213	163	189

Net income attributable to WCI Communities, Inc.	21,597	146,648	50,823
Preferred stock dividends	—	(19,680)	—

Net income attributable to common shareholders of WCI Communities, Inc.	$21,597	$126,968	$50,823

	Year Ended December 31,
	2014	2013	2012
	($ and shares in thousands, except per share amounts)
Earnings per share attributable to common shareholders of WCI Communities, Inc.:
Basic
Continuing operations	$0.83	$5.88	$3.33
Discontinued operations	—	—	0.19

Earnings per share	$0.83	$5.88	$3.52

Diluted
Continuing operations	$0.82	$5.86	$3.31
Discontinued operations	—	—	0.19

Earnings per share	$0.82	$5.86	$3.50

Weighted average number of shares of common stock outstanding:
Basic	26,021	21,586	14,445

Diluted	26,292	21,680	14,515

Net income attributable to WCI Communities, Inc.:
Income from continuing operations	$21,597	$146,648	$48,117
Income from discontinued operations	—	—	2,706

Net income attributable to WCI Communities, Inc.	$21,597	$146,648	$50,823

Other Financial Data
Adjusted gross margin from homes delivered(2)	$88,863	$68,310	$46,264
Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered(2)	30.5%	32.0%	33.2%
Adjusted EBITDA(3)	$49,340	$37,494	$17,362
Adjusted EBITDA margin(3)	12.1%	11.8%	7.2%
Interest incurred(4)	$16,859	$14,278	$16,227

December 31, 2014
($ in thousands)
Balance Sheet Data
Cash and cash equivalents	$174,756
Real estate inventories	449,249
Total assets	805,310
Total debt(5)	251,179
Total liabilities	370,867
Total equity (including noncontrolling interests)	434,443
Net debt to net capitalization(6)	14.8%

	Year Ended December 31,
	2014	2013	2012
	($ in thousands)
Homebuilding Operating Data
Homebuilding revenues:	$292,785	$214,016	$146,926
Homes delivered	291,285	213,479	139,551
Land and home sites	1,500	537	7,375
Homebuilding gross margin	82,994	64,248	46,140
Homebuilding gross margin percentage	28.3%	30.0%	31.4%
Homes delivered (units)	644	493	352
Average selling price per home delivered	$452	$433	$396
New orders for homes (units)(7)	743	531	453
Contract values of new orders(7)	$351,918	$243,196	$184,381
Average selling price per new order(7)	474	458	407
Cancellation rate(8)	6.8%	4.7%	3.0%
Backlog (units)(9)	392	293	255
Backlog contract values(9)	$205,312	$143,819	$114,063
Average selling price in backlog(9)	524	491	447
Active selling neighborhoods at year-end	37	25	20

(1)	Discontinued operations include owned and operated amenities that were sold during 2012.
(2)	We calculate adjusted gross margin from homes delivered by subtracting the gross margin from land and home sites, if any, from Homebuilding gross margin to arrive at gross margin from homes delivered. Adjusted gross margin from homes delivered is calculated by adding asset impairments, if any, and capitalized interest in cost of sales to gross margin from homes delivered. Management uses adjusted gross margin from homes delivered to evaluate operating performance in our Homebuilding segment and make strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions. We believe that adjusted gross margin from homes delivered is relevant and useful to shareholders, investors and other interested parties for evaluating our comparative operating performance from period to period and among companies within the homebuilding industry as it is reflective of overall profitability during any given reporting period. This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP (as defined herein) financial measures when evaluating our operating performance. Although other companies in the homebuilding industry report similar information, the methods used by such companies may differ from our methodology and, therefore, may not be comparable. We urge shareholders, investors and other interested parties to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

The table below reconciles adjusted gross margin from homes delivered to the most directly comparable GAAP financial measure, Homebuilding gross margin, for the years presented herein.

	Year Ended December 31,
	2014	2013	2012
	($ in thousands)
Homebuilding gross margin	$82,994	$64,248	$46,140
Less: gross margin from land and home sites	437	195	2,177

Gross margin from homes delivered	82,557	64,053	43,963
Add: capitalized interest in cost of sales	6,306	4,257	2,301

Adjusted gross margin from homes delivered	$88,863	$68,310	$46,264

Gross margin from homes delivered as a percentage of revenues from homes delivered	28.3%	30.0%	31.5%

Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered	30.5%	32.0%	33.2%

(3)	Adjusted EBITDA measures performance by adjusting net income (loss) attributable to common shareholders of WCI Communities, Inc. to exclude, if any, interest expense, capitalized interest in cost of sales, income taxes, depreciation (“EBITDA”), preferred stock dividends, income (loss) from discontinued operations, other income, stock-based and other non-cash long-term incentive compensation expense, asset impairments and expenses related to early repayment of debt. We believe that the presentation of Adjusted EBITDA provides useful information to shareholders, investors and other interested parties regarding our results of operations because it assists those parties and us when analyzing and benchmarking the performance and value of our business. We also believe that Adjusted EBITDA is useful as a measure of comparative operating performance from period to period and among companies in the homebuilding industry as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effects of our capital structure (such as preferred stock dividends and interest expense), asset base (primarily depreciation), items outside of our control (primarily income taxes) and the volatility related to the timing and extent of non-operating activities (such as discontinued operations and asset impairments). Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and income taxes, necessary to operate our business. Adjusted EBITDA and EBITDA should be considered in addition to, and not as substitutes for, net income (loss) in accordance with GAAP as a measure of performance. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our EBITDA-based measures have limitations as analytical tools and, therefore, shareholders, investors and other interested parties should not consider them in isolation or as substitutes for analyses of our results as reported under GAAP. Some such limitations are:

•	they do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations;

•	they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

•	they do not reflect the interest that is necessary to service our debt; and

•	other companies in our industry may calculate these measures differently than we do, thereby limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA-based measures are not intended to be alternatives to net income (loss), indicators of our operating performance, alternatives to any other measure of performance in conformity with GAAP or alternatives to cash flow provided by (used in) operating activities as measures of liquidity. Shareholders, investors and other interested parties should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures. Our GAAP-based measures can be found in our audited consolidated financial statements in Item 8 of Part II of our Annual Report incorporated by reference in this prospectus supplement.

The table below reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income attributable to common shareholders of WCI Communities, Inc., for the years presented herein.

	Year Ended December 31,
	2014	2013	2012
	($ in thousands)
Net income attributable to common shareholders of WCI Communities, Inc.	$21,597	$126,968	$50,823
Interest expense	1,140	2,537	6,978
Capitalized interest in cost of sales(a)	6,306	4,257	2,304
Income tax expense (benefit)(b)	14,652	(125,709)	(52,233)
Depreciation	2,627	2,081	2,000

EBITDA	46,322	10,134	9,872
Preferred stock dividends(c)	—	19,680	—
Income from discontinued operations	—	—	(2,706)
Other income, net(d)	(1,604)	(2,642)	(7,493)
Stock-based and other non-cash long-term incentive compensation expense(e)	3,422	5,217	705
Asset impairment(f)	1,200	—	—
Expenses related to early repayment of debt(g)	—	5,105	16,984

Adjusted EBITDA	$49,340	$37,494	$17,362

Adjusted EBITDA margin	12.1%	11.8%	7.2%

(a)	Represents capitalized interest expensed in cost of sales on home deliveries and land and home site sales.
(b)	Represents the Company’s income taxes from continuing operations as reported in its consolidated statements of operations.
(c)	Represents a reduction in net income attributable to WCI Communities, Inc. pertaining to its preferred stock wherein we (i) exchanged 903,825 shares of our common stock (valued at $19.0 million) for 10,000 outstanding shares of our Series A preferred stock during July 2013 and (ii) paid $0.7 million in cash to purchase the one outstanding share of our Series B preferred stock during April 2013. All such shares of preferred stock, which were carried at a nominal value on our consolidated balance sheets, have been cancelled and retired. In accordance with Accounting Standards Codification 260, Earnings Per Share, paragraph 10-S99-2, any difference between the consideration transferred to our preferred stock shareholders and the corresponding book value has been (i) characterized as a preferred stock dividend in the Company’s consolidated statements of operations during the year that the related transaction was completed and (ii) deducted from net income attributable to WCI Communities, Inc. to arrive at net income attributable to common shareholders of WCI Communities, Inc.
(d)	Represents the Company’s other income, net as reported in its consolidated statements of operations.

(e)	Represents expenses recorded in the Company’s consolidated statements of operations related to its stock-based and other non-cash long-term incentive compensation plans.
(f)	Represents an impairment charge recorded in the Company’s consolidated statements of operations during the year ended December 31, 2014 in connection with the write-down to fair value of one of its Amenities assets.
(g)	Represents expenses related to early repayment of debt as reported in the Company’s consolidated statements of operations, including (i) $5.1 million of write-offs of unamortized debt discount and debt issuance costs and a prepayment premium related to our voluntary prepayment of the entire outstanding principal amount of the Company’s Senior Secured Term Notes due 2017 in August 2013 and (ii) the write-off of $17.0 million of unamortized debt discount and debt issuance costs related to the repayment and retirement of our senior subordinated secured term loan in June 2012.

(4)	Interest incurred is interest accrued on debt, whether or not paid in cash and whether or not capitalized. Interest incurred also includes amortization of debt issuance costs and discounts and premiums.
(5)	Total debt excludes accounts payable, accrued expenses and other liabilities, and customer deposits.
(6)	We believe that net debt to net capitalization provides useful information to shareholders, investors and other interested parties regarding our financial position and cash and debt management. It is also a relevant financial measure for understanding the leverage employed in our operations and as an indicator of our ability to obtain future financing.

We believe that by deducting cash and cash equivalents from our outstanding debt, we provide a measure of our debt that considers our cash position. Furthermore, we believe that this approach provides useful information because the ratio of debt to capital does not consider our cash and cash equivalents and we believe that a debt ratio net of cash, such as net debt to net capitalization, provides supplemental information by which our financial position may be considered. Shareholders, investors and other interested parties may also find this information to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

The table below presents the computation of our net debt to net capitalization and reconciles such amount to the most directly comparable GAAP financial measure, debt to capital.

December 31, 2014
($ in thousands)
2021 Notes	$251,179
Total equity	434,443

Total capital	$685,622

Debt to capital(a)	36.6%

2021 Notes	$251,179
Less: unamortized premium	1,179

Principal amount of 2021 Notes	250,000
Less: cash and cash equivalents	174,756

Net debt	75,244
Total equity	434,443

Net capitalization	$509,687

Net debt to net capitalization(b)	14.8%

(a)	Debt to capital is computed by dividing the carrying value of our 2021 Notes, as reported on our consolidated balance sheets, by total capital as calculated above. The 2021 Notes were our only outstanding debt as of December 31, 2014.
(b)	Net debt to net capitalization is computed by dividing net debt by net capitalization.

(7)	New orders represent orders for homes, including the amount (in units) and contract values, net of any cancellations, occurring during the reporting year.
(8)	Represents the number of orders canceled during the year divided by the number of gross orders executed during such year (excludes cancellations and gross orders related to customer home site transfers).
(9)	Backlog only includes orders for homes at the end of the reporting year that have a binding sales agreement signed by both the homebuyer and us where the home has yet to be delivered to the homebuyer.

RISK FACTORS

Investment in our common stock involves risks. You should carefully consider the risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein, including risk factors described in our Annual Report, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our Organization, this Offering and Ownership of Our Common Stock

Because of their significant stock ownership, our principal shareholders have substantial influence over our business, and their interests may differ from our interests or those of our other shareholders.

As of April 10, 2015, as adjusted to give effect to this offering, Monarch Alternative Capital LP and certain of its affiliates (collectively, “Monarch”) and Stonehill Institutional Partners, L.P. and certain of its affiliates (collectively, “Stonehill,” and, together with Monarch, the “Principal Investors”) will own approximately 21.3% and 19.7% of our common stock, respectively, or 20.4% and 18.8%, respectively, if the underwriters exercise their option to purchase additional shares of our common stock from the selling stockholders in full. See “Selling Stockholders.” Due to their ownership, the Principal Investors have the power to control us and our subsidiaries, including the power to elect a majority of our directors, agree to sell or otherwise transfer a controlling stake in us and determine the outcome of all actions requiring a majority shareholder approval. Additionally, pursuant to stockholders agreements that we entered into with each of the Principal Investors in connection with the completion of our Initial Public Offering, for so long as a Principal Investor holds at least 60% of the shares of our common stock held by it at the consummation of our Initial Public Offering, such Principal Investor has the right to nominate two directors to our board of directors and one director to each board committee (subject to applicable independence requirements of each committee). When a Principal Investor owns less than 60%, but at least 20%, of the shares of our common stock held by it at the consummation of our Initial Public Offering, such Principal Investor is entitled to nominate one director to our board of directors and each board committee (subject to applicable independence requirements of each committee). After giving effect to this offering, we expect each of the Principal Investors will hold more than 60% of the shares of our common stock held by it at the consummation of our Initial Public Offering. Under the stockholders agreements, we also agreed to use commercially reasonable efforts to take all necessary and desirable actions within our control to cause the election, removal and replacement of such directors in accordance with the stockholders agreements and applicable law. Each Principal Investor also has agreed to vote for the other’s board nominees in accordance with the terms of a separate voting agreement between the Principal Investors.

The interests of the Principal Investors may differ from our interests or those of our other shareholders and the concentration of control in the Principal Investors will limit other shareholders’ ability to influence corporate matters. The concentration of ownership and voting power of the Principal Investors may also delay, defer or even prevent an acquisition by a third-party or other change of control of the Company and may make some transactions more difficult or impossible without their support, even if such actions are in the best interests of our other shareholders. Conversely, the concentration of ownership and voting power of the Principal Investors may accelerate an acquisition or other change of control of the Company if such actions have their support, even if such actions are not supported by a majority of our other shareholders. Therefore, the concentration of voting power among the Principal Investors may have an adverse effect on the price of our common stock. We may also take actions that our other shareholders do not view as beneficial, which may adversely affect our results of operations and financial condition and cause the price of our common stock and the value of your investment to decline.

The share price for our common stock may fluctuate significantly.

The market price of our common stock may be significantly affected by factors such as quarterly variations in our results of operations, changes in government regulations, the announcement of new contracts and acquisitions by us or our competitors, general market conditions specific to the homebuilding industry, changes in general economic and political conditions, volatility in the financial markets, changes in interest rates, threatened or actual litigation and government investigations, an adverse market reaction to the level of our indebtedness, the addition or departure of key personnel, actions taken by our shareholders, including the sale or disposition of their shares of our common stock, speculation in the press or investment community, changes in accounting principles, differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts’ recommendations or projections. These and other factors may lower the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the public offering price in this offering.

Furthermore, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based on factors that have little or nothing to do with us, and these fluctuations could materially reduce the price of our common stock and materially affect the value of your investment.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We qualify as an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of exemptions from certain reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, allowing less than five years of selected financial data in Item 6 of Part II of our Annual Report incorporated by reference in this prospectus supplement, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We have elected to adopt these reduced disclosure requirements. We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our Initial Public Offering, (b) in which we have total annual gross revenues of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our elections, there may be a less active trading market for our common stock and our stock price may be more volatile.

The obligations associated with being a public company require significant resources and management attention.

We are subject to the reporting requirements of the Exchange Act, which require that we file annual, quarterly and current reports with respect to our business and financial condition, and the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board and the New York Stock Exchange (the “NYSE”), each of which imposes additional reporting and other obligations on public companies. The aforementioned reporting requirements and obligations increase after a registrant is no longer deemed to be an emerging growth company. As a public company, we are required to:

•	prepare and distribute periodic reports and other shareholder communications in compliance with federal securities laws and NYSE rules;

•	have expanded the roles and duties of our board of directors and committees thereof;

•	have a nominating committee;

•	have internal audit functions;

•	institute more comprehensive financial reporting and disclosure compliance functions;

•	maintain new internal policies, including those relating to trading in our securities, disclosure controls and procedures and internal control over financial reporting;

•	involve and retain to a greater degree outside legal counsel, accountants and consultants in the activities listed above;

•	enhance our investor relations function;

•	retain additional personnel;

•	comply with NYSE listing standards; and

•	comply with the Sarbanes-Oxley Act.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Currently, we are unable to estimate or otherwise quantify these future costs with any degree of certainty. However, the expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically in recent years and we do not expect that that trend will significantly change. A number of these requirements have, and will require us to continue to, carry out activities we have not done previously as a private company and complying with such requirements may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Additionally, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This environment could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We have invested, and intend to continue to invest, resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the intentions of regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

Complying with all of the requirements of being a public company has increased our general and administrative expenses during the years ended December 31, 2014 and 2013. In the future, we may utilize funds to pay such public company expenses that would otherwise be used to expand our business and achieve our strategic objectives. Additionally, we expect that it may be difficult and expensive to maintain director and officer liability insurance and, accordingly, we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

The failure to maintain effective internal control over financial reporting in accordance with Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are required to maintain internal control over financial reporting in a manner that meets the standards of publicly traded companies as promulgated under Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”). As such, we completed the necessary evaluative procedures during the year ended December 31, 2014 and issued our annual report on internal control over financial reporting, which can be found in Item 9A of Part II of our Annual Report incorporated by reference in this prospectus supplement. Additionally, once we are no longer an emerging growth company, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and, if necessary, remediation.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). During the year ended December 31, 2014, we reviewed, documented and tested our internal control over financial reporting based on the requirements of Section 404(a) and interpretive guidance thereunder. In the future, we may encounter problems or delays when implementing any changes necessary to make a favorable assessment of our internal control over financial reporting. Additionally, we may encounter problems or delays in completing the implementation of any required improvements and receiving a favorable attestation report in connection with the attestation provided by our independent registered public accounting firm. If we cannot favorably assess the effectiveness of our internal control over financial reporting in the future or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, investors could lose confidence in our reported financial information and the price of our common stock could decline.

The existence of a material weakness or significant deficiency would require management to devote considerable time and incur significant costs to remediate any such matter. Moreover, management may not be able to remediate any identified material weakness or significant deficiency in a timely manner. The existence of a material weakness in our internal control over financial reporting could also result in errors in our consolidated financial statements that could require us to restate such financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, each of which could materially and adversely affect us.

Provisions of our charter documents or Delaware law could delay, discourage or prevent an acquisition of the Company, even if the acquisition would be beneficial to our shareholders, and could make it more difficult for shareholders to change our management.

Our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares of our common stock. In addition, these provisions may frustrate or prevent any attempt by our shareholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. These provisions include the following:

•	no cumulative voting in the election of directors, which limits the ability of minority shareholders to elect director candidates;

•	the exclusive right of our board of directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents shareholders from being able to fill vacancies on our board of directors;

•	the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without the approval of our shareholders, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the ability of our board of directors to alter our amended and restated bylaws without obtaining the approval of our shareholders;

•	the required approval of at least 66 2⁄3% of the outstanding shares entitled to vote at an election of directors to adopt, amend or repeal our amended and restated bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

•	a prohibition on shareholder action by written consent, which forces shareholder action to be taken at an annual or special meeting of our shareholders;

•	no requirement that a special meeting of shareholders be called at the request of shareholders, other than at the request of either of the Principal Investors, so long as one of them or both together hold at least 10% of our outstanding shares, which may delay the ability of our shareholders to force consideration of a proposal or to take action, including the removal of directors; and

•	advance notice procedures that shareholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a shareholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

We have also opted out of Section 203 of the Delaware General Corporation Law (“Section 203”), which regulates corporate takeovers. However, our charter contains provisions that are similar to Section 203. Specifically, our amended and restated certificate of incorporation provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:

•	prior to the time that person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to the time the person became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. However, in our case, the Principal Investors and any of their affiliates and subsidiaries and any of their direct or indirect transferees receiving 15% or more of our voting stock will not be deemed to be interested stockholders regardless of the percentage of our voting stock owned by them and, accordingly, will not be subject to such restrictions. This provision could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire the Company.

The provisions in our amended and restated certificate of incorporation and amended and restated bylaws and the Delaware General Corporation Law could limit the price that investors are willing to pay in the future for shares of our common stock.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. In addition, we have entered into, and expect to continue to enter into, agreements to indemnify our directors, executive officers and other employees, as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by Delaware law, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, or officer, of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, lawsuit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 30 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Our amended and restated bylaws also require that such person return any advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us.

A substantial portion of our total outstanding shares of common stock may be sold into the market at any time. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that such sales could occur. These sales, or the possibility that these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. As of April 10, 2015, we had 26,105,096 shares of outstanding common stock. All shares of our common stock sold in the Initial Public Offering are freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares that are held or acquired by our affiliates, as that term is defined in the Securities Act.

In connection with this offering, we and our officers, directors, and the selling stockholders entered into lock-up agreements that, subject to certain exceptions, prevent the sale of shares of our common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of our common stock for 90 days after the date of this prospectus supplement, except with the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”). All of the shares of our common stock outstanding as of the date of this prospectus supplement may be sold in the public market by existing shareholders 90 days after the date of this prospectus supplement, subject to applicable limitations imposed under federal securities laws.

As of April 10, 2015, as adjusted to give effect to this offering, shareholders holding approximately 41.0% (or 39.2% if the underwriters exercise their option to purchase additional shares of our common stock from the selling stockholders in full) of our outstanding common stock, will, after the expiration of the lock-up periods specified above, have the right, subject to various conditions and limitations, to include their shares of our common stock in registration statements relating to our securities. If the offer and sale of these shares are registered, they will be freely tradable without restriction under the Securities Act. Shares of common stock sold under such registration statements can be freely sold in the public market. In the event such registration rights are exercised and a large number of shares of common stock are sold in the public market, such sales could reduce the trading price of our common stock.

Under certain employee stock-based incentive compensation plans that we adopted during 2013 (the “2013 Plans”), we are authorized to issue up to 2,987,000 shares of our common stock. We registered all such shares under the Securities Act on a registration statement on Form S-8. These shares, once issued and released from any restrictions thereon, will be able to be freely sold in the public market, subject to sale limitations contained in the 2013 Plans, as applicable, Rule 10b5-1 sales plans, if any, and volume limitations applicable to affiliates under Rule 144 of the Securities Act. As of April 10, 2015, 1,199,640 shares of our common stock were subject to outstanding awards under the 2013 Plans and 1,757,698 shares of common stock were reserved and available for issuance under such plans. Furthermore, we also have 758,399 shares of our common stock reserved and available for issuance under the 2010 Equity Plan; however, given our recent adoption of the 2013 Plans, we do not currently expect to make any further grants under the 2010 Equity Plan. For further discussion of our employee stock-based incentive compensation plans, see Note 15 to our audited consolidated financial statements in Item 8 of Part II of our Annual Report incorporated by reference in this prospectus supplement.

In the future, we may also issue common stock or other securities if we need to raise additional capital. The number of new shares of our common stock issued in connection with raising additional capital could constitute a material portion of the then outstanding shares of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities, in each case, in private transactions exempt from registration under the Securities Act or pursuant to registration statements relating to our securities. Upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both, and may result in future limitations under Section 382 that could reduce the rate at which we utilize our net operating loss (“NOL”) carryforwards. Preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments, or both, that could limit our ability to make a dividend distribution to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, if any, and holders of our common stock and purchasers of our common stock in this offering bear the risk of our future offerings reducing the market price of our common stock and diluting their ownership interests in the Company.

Future sales and issuances of our common stock or rights to purchase common stock could result in dilution of the percentage ownership of our shareholders and could cause our stock price to decline.

We may issue additional securities following the completion of this offering. Sales and issuances of our common stock or rights to purchase our common stock in the future could result in substantial dilution to our existing shareholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of the holders of our common stock.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, we do not intend to pay dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant. Additionally, under the indenture governing the 2021 Notes, the credit agreement governing the Revolving Credit Facility and any other future financing arrangement we enter into, we may be unable to pay cash dividends to our shareholders. Accordingly, shareholders may need to sell their shares of our common stock to realize a return on their investment and they may not be able to sell those shares at or above the price they paid for them.

If securities analysts do not publish favorable reports about the Company or if we, or our industry, are the subject of unfavorable commentary, the price of our common stock could decline.

The trading price for our common stock will depend, in part, on the research and reports about the Company that are published by financial and market analysts. Such analysts could issue negative commentary about the

Company or our industry, or they could downgrade our common stock. We may also be unable to ensure that the Company receives sufficient research coverage and has visibility in the market. As a result of any of these factors, the price of our common stock may decline.

Non-U.S. holders may be subject to U.S. federal income tax on gains realized from the sale or other disposition of our common stock.

Due to our holdings in U.S. real property interests, we believe that we currently are, and will continue to remain being for the foreseeable future, a “U.S. real property holding corporation” for U.S. federal income tax purposes. As a result, a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders”) generally will be subject to U.S. federal income tax on any gain realized on a sale or other disposition of our common stock, unless our common stock is regularly traded on an established securities market (such as the NYSE) and such non-U.S. holder did not actually or constructively own more than 5% of our common stock at any time during the shorter of (i) the five-year period preceding the date of the sale or other disposition and (ii) the non-U.S. holder’s holding period in such common stock. In addition, a 10% withholding tax could apply to the gross proceeds from a sale or other disposition of our common stock by a non-U.S. holder, and to any distribution in excess of our current and accumulated earnings and profits, if our common stock is not regularly traded on an established securities market. A non-U.S. holder also will be required to file a U.S. federal income tax return for any taxable year in which it realizes a gain from the sale or other disposition of our common stock that is subject to U.S. federal income tax. Non-U.S. holders should consult their own tax advisors concerning the consequences of disposing of our common stock.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements may be identified by terminology such as, “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, the negative of such terms and other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and potential acquisitions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein, as applicable.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the stability of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause our results to vary from expectations include, but are not limited to:

•	a slowing or reversal of the present housing market recovery;

•	adverse economic changes either nationally or in the markets in which we operate;

•	market conditions in Florida;

•	fluctuations in our quarterly operating results due to the seasonal nature of our business;

•	our ability to maintain our gross margins in our homebuilding operating segment;

•	competitive conditions in the homebuilding industry and housing market;

•	shortages of or fluctuations in the cost of labor and raw materials;

•	the availability of land and fluctuations in the market value of land and our properties that may cause our development costs to exceed our estimates and projections;

•	our ability to obtain permits, development approvals and entitlements in order to develop our communities successfully and in a timely manner;

•	our ability to maintain profitability in the future;

•	if we re-enter the tower business, we may incur significant pre-construction costs and be subject to costly delays and unfavorable changes in market conditions;

•	significant swings in delivery volume in the tower business;

•	the availability, skill and performance of subcontractors;

•	changes in, or the failure or inability to comply with, federal, state and local laws, regulations and ordinances, including those dealing with the environment;

•	adoption of state and local initiatives and ballot measures that impact our ability to execute our business plan;

•	changes in mortgage interest rates and the availability of mortgage financing;

•	limitations on the utilization of our deferred tax assets, including our NOL carryforwards, due to changes in the markets in which we do business, our profitability, ownership changes or other reasons;

•	our ability to identify, complete or integrate acquisitions;

•	our participation in certain joint ventures;

•	changes in tax laws and interest rates;

•	adverse weather conditions, natural disasters or other events that are outside of our control;

•	the occurrence of uninsured losses or material losses in excess of our insurance limits;

•	our contractual obligations to title underwriters;

•	competitive conditions in the real estate brokerage business;

•	adverse actions taken by independent real estate agents that work for our real estate brokerage business;

•	changes in the federal, state and local regulation of real estate brokers;

•	changes in the regulation of our condominium business or increases in claims brought by homeowners associations;

•	shortfalls in homeowners association or club/amenity revenues;

•	increases in premiums, mandated exclusions or other adverse changes in our insurance coverage;

•	increases in warranty, liability or other claims that arise in the ordinary course of business;

•	the availability of personnel and our ability to retain key employees;

•	increases in claims that were not previously discharged in the Chapter 11 Cases (as defined in the Annual Report);

•	increases in the inflation rate;

•	an increase in home order cancellations;

•	the liquidity of our real estate investments and our ability to respond quickly to economic changes;

•	relations with the residents of our communities;

•	future litigation from claims relating to our operations, security offerings, and otherwise in the ordinary course of business;

•	increases in the amount or severity of health and safety incidents;

•	information technology failures and our ability to maintain data security;

•	adverse changes in our access to or the cost of utilities and resources;

•	our leverage and debt service obligations and the availability of additional financing on acceptable terms, if at all;

•	securities analysts could issue negative commentary about the Company or our industry, or they could downgrade our common stock;

•	geopolitical risks and market disruption; and

•	additional factors discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein, including under the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 1A of Part I and Item 7 of Part II, respectively, of our Annual Report incorporated by reference in this prospectus supplement.

Other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein include additional factors that could adversely impact our business and financial performance. In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein may not occur. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein might not occur and our future results and performance may differ materially from those expressed in these forward-looking statements due to, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements when making an investment decision.

USE OF PROCEEDS

The selling stockholders are selling all of the shares of common stock being sold in the offering, including any shares sold upon exercise of the underwriters’ option to purchase additional shares. Accordingly, the Company will not receive any proceeds from the sale of shares of our common stock in this offering. The principal purposes of this offering are to facilitate an orderly distribution of shares and to increase our public float.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2014 on an actual basis. You should read this table in conjunction with the sections captioned “Use of Proceeds” in this prospectus supplement, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of Part II of our Annual Report incorporated by reference in this prospectus supplement and our audited consolidated financial statements and the related notes thereto in Item 8 of Part II of our Annual Report incorporated by reference in this prospectus supplement.

December 31, 2014
(in thousands, except share and per share amounts)
Cash and cash equivalents	$174,756

Debt:
2021 Notes	$251,179
Revolving Credit Facility(1)	—
Stonegate Loan(2)	—

Total debt(3)	251,179

Equity:
Preferred stock, $0.01 par value per share(4)	—
Common Stock, $0.01 par value per share(5)	259
Additional paid-in capital	302,111
Retained earnings	130,581
Treasury stock, at cost, 43,778 shares	(505)

Total WCI Communities, Inc. shareholders’ equity	432,446
Noncontrolling interests in consolidated joint ventures	1,997

Total equity	434,443

Total capitalization	$685,622

(1)	On August 27, 2013, we entered into the Revolving Credit Facility, which allows us to borrow up to $75.0 million on a revolving basis, of which up to $50.0 million may be utilized for letters of credit. As of December 31, 2014, there were no amounts drawn on the Revolving Credit Facility or any limitations on our borrowing capacity, leaving the full amount available to us on such date.
(2)	On February 28, 2013, WCI Communities, Inc. and WCI Communities, LLC entered into the Stonegate Loan. As of December 31, 2014, there were no amounts drawn on the Stonegate Loan; however $2.0 million in outstanding letters of credit on such date limited the borrowing capacity under the credit facility to $8.0 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Revolving Credit Arrangements” in Item 7 of Part II of the Annual Report incorporated by reference in this prospectus supplement.
(3)	Total debt does not include letters of credit. As of December 31, 2014, we had $2.3 million in letters of credit outstanding. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Letters of Credit and Surety Bonds” in Item 7 of Part II of the Annual Report incorporated by reference in this prospectus supplement.
(4)	15,000,000 shares authorized and no shares issued and outstanding at December 31, 2014.
(5)	150,000,000 shares authorized, 25,850,484 shares issued and 25,806,706 shares outstanding at December 31, 2014.

MARKET PRICE OF COMMON STOCK

Our common stock is listed and traded on the NYSE under the symbol “WCIC.” Our common stock began trading on July 25, 2013. Prior to that date, there was no public market for our common stock.

The table below sets forth the range of high and low intra-day sales prices of our common stock for the periods presented.

Quarter	High	Low
Third Quarter, 2013(1)	$17.77	$14.50
Fourth Quarter, 2013	$20.00	$16.36
First Quarter, 2014	$21.28	$17.57
Second Quarter, 2014	$20.70	$17.97
Third Quarter, 2014	$20.24	$17.09
Fourth Quarter, 2014	$19.69	$17.08
First Quarter, 2015	$24.76	$17.78
Second Quarter, 2015(2)	$24.43	$23.44

(1)	Represents the period from July 25, 2013, the date on which our common stock began trading on the New York Stock Exchange, through September 30, 2013.
(2)	Through April 10, 2015.

The closing price of our common stock on the NYSE on April 10, 2015 was $23.80 per share. Immediately prior to this offering, we had 26,105,096 outstanding shares of common stock. As of April 10, 2015 there were approximately 70 holders of record of our common stock. The number of holders of record is based upon the actual number of holders registered at such date and does not include holders of shares in “street name” or persons, partnerships, associates, corporations, or other entities in security position listings maintained by depositories.

DIVIDEND POLICY

We currently intend to retain any future earnings to finance the development and expansion of our business and, therefore, we do not intend to pay cash dividends on our common stock for the foreseeable future.

Our ability to pay cash dividends on our common stock is limited by the indenture governing our 2021 Notes and the credit agreement governing our Revolving Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in Item 7 of Part II of the Annual Report incorporated by reference in this prospectus supplement and Note 10 to our audited consolidated financial statements in Item 8 of Part II of the Annual Report incorporated by reference in this prospectus supplement. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to Our Organization, this Offering and Ownership of Our Common Stock—We do not expect to pay any cash dividends in the foreseeable future.”

SELLING STOCKHOLDERS

The table below sets forth information regarding the beneficial ownership of our common stock as of April 10, 2015 and immediately after the completion of this offering by the selling stockholders. The percentages in the table below reflect beneficial ownership as determined in accordance with Rule 13d-3 under the Exchange Act and are based on 26,105,096 shares of our common stock outstanding as of April 10, 2014.

Information in the table below, with respect to beneficial ownership, has been furnished by the selling stockholders. The selling stockholders originally acquired the shares of our common stock pursuant to (1) our second amended joint plan of reorganization and disclosure statement, dated July 17, 2009, upon our emergence from bankruptcy in September 2009, (2) a private “rights” offering pursuant to Regulation D and Section 4(a)(2) under the Securities Act and/or (3) a private transaction with another stockholder pursuant to an exemption from the Securities Act. Unless otherwise indicated, based on the information supplied to us by or on behalf of the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement.

	Shares Beneficially Owned Prior to this Offering		Shares to be Sold in this Offering		Shares Beneficially Owned After this Offering
Name of Selling Stockholder	Number	Percent	Excluding Exercise of Option	Including Exercise of Option	Excluding Exercise of Option		Including Exercise of Option
					Number	Percent	Number	Percent
Monarch Alternative Capital LP and certain of its advisory clients(1)	7,255,622	27.8%	1,688,669	1,941,969	5,566,953	21.3%	5,313,653	20.4%
Stonehill Institutional Partners, L.P.(2)	6,631,057	25.4%	1,561,331	1,795,531	5,069,726	19.4%	4,835,526	18.5%

(1)	Prior to this offering, consists of: (i) 2,839,008 shares held by Monarch Debt Recovery Master Fund Ltd; (ii) 1,591,988 shares held by Monarch Master Funding Ltd; (iii) 1,246,217 shares held by Monarch Opportunities Master Fund Ltd; (iv) 107,305 shares held by Monarch Income Master Fund Ltd; (v) 635,798 shares held by Monarch Capital Master Partners LP; (vi) 59,152 shares held by Monarch Alternative Solutions Master Fund LTD; (vii) 31,600 shares held by Monarch Capital Master Partners II LP; (viii) 392,542 shares held by MCP Holdings Master LP; (ix) 177,901 shares held by Monarch Cayman Fund Limited; and (x) 174,111 shares held by P Monarch Recovery LTD. Monarch Alternative Capital LP (“MAC”) serves as advisor to these entities with respect to our shares directly owned by such entities. MDRA GP LP (“MDRA GP”) is the general partner of MAC and Monarch GP LLC (“Monarch GP”) is the general partner of MDRA GP. By virtue of such relationships, MAC, MDRA GP and Monarch GP, and Michael Weinstock, Andrew Herenstein, Christopher Santana and Adam Sklar, the co-portfolio managers of MAC, may be collectively deemed to have voting and dispositive power over the shares owned by such entities. The address for these entities is c/o Monarch Alternative Capital LP, 535 Madison Avenue, New York, New York 10022.
(2)

Stonehill Capital Management LLC, a Delaware limited liability company (“SCM”), is the investment advisor to Stonehill Institutional Partners, L.P. (“Stonehill Institutional”), and Stonehill General Partner, LLC (“Stonehill GP”) is the general partner of Stonehill Institutional. By virtue of such relationships, SCM and its principals may be deemed to have voting and dispositive power over the shares owned by Stonehill Institutional, and Stonehill GP and its principals may be deemed to have voting and dispositive power over the shares owned by Stonehill Institutional. SCM may also be deemed to have voting and dispositive power over 77,442 shares held by Stonehill Master Fund Ltd. The principals of SCM and Stonehill GP are John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey, Jonathan Sacks, Peter Sisitsky, Michael Thoyer and Michael Stern. The address for SCM is 885 Third Avenue, 30th Floor, New York, New York 10022.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax or the unearned income Medicare contribution tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a U.S. person.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty). However, it is possible that we or other applicable withholding agents may apply such withholding to the entire amount of any distributions paid by us regardless of whether such distributions (or any portion thereof) are paid from our current and accumulated earnings and profits. If there is any over-withholding, a non-U.S. holder may be able to obtain a refund of the over-withheld amount from the IRS by complying with certain applicable procedures.

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (1) an applicable income tax treaty or (2) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (2) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”) by reason of our status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, due to our holdings in U.S. real property interests, we believe we currently are, and will continue to remain being for the foreseeable future, a USRPHC. In general, a U.S. corporation is classified as a USRPHC if the fair market value of its interests in U.S. real property equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in its trade or business. However, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market (such as the New York Stock Exchange), and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder’s holding period for such stock. Non-U.S. holders should consult their own tax advisors concerning the consequences of disposing of shares of our common stock, including the application of the USRPHC rules to their particular situation.

If gain on the sale or other taxable disposition of our common stock were subject to taxation under FIRPTA as a sale of a USRPI, the non-U.S. holder would be subject to regular U.S. federal income tax with respect to such gain generally in the same manner as a taxable U.S. person and would be required to file a U.S. federal income tax return. In addition, a 10% withholding tax could apply to the gross proceeds from a sale or other taxable disposition of our common stock by a non-U.S. holder and any distribution in excess of our current and accumulated earnings and profits, unless an exception applies.

Non-U.S. holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on our common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or other applicable certification. However, information returns will be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of our common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of our common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN, W-8BEN-E or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or, beginning January 1, 2017, gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. are acting as Representatives, the following respective number of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Raymond James & Associates, Inc.
Zelman Partners LLC
FBR Capital Markets & Co.
JMP Securities LLC.

Total	3,250,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares from the selling stockholders described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 487,500 additional shares at the public offering price less the underwriting discounts and commissions.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $         per share. The underwriters and selling group members may allow a discount of $         per share on sales to other broker/dealers. After the offering, the Representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the underwriting discounts and commissions the selling stockholders will pay (in thousands, except per share amounts):

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Underwriting discounts and commissions paid by selling stockholders	$	$	$	$

We estimate that our out of pocket expenses for this offering will be approximately $350,000 which includes an amount not to exceed $15,000 that we have agreed to reimburse the underwriters for certain underwriter counsel fees and expenses incurred by them in connection with this offering.

We have agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse for a period of 90 days after the date of this prospectus supplement.

Our officers, directors and the selling stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse for a period of 90 days after the date of this prospectus supplement. These lock-up restrictions are subject to certain specific exceptions, including transfers of common stock as a bona fide gift or by will or intestate succession and transfers to such person’s immediate family or to a trust or to an entity controlled by such holder, provided that the recipient of the shares agrees to be bound by the same restrictions on sales and, in the case of our executive officers and directors, the right of such individuals to sell up to 25,000 shares in the aggregate and the right of certain executive officers to enter into new 10b5-1 plans or make sales pursuant to their existing 10b5-1 plans.

Our common stock is listed on the NYSE under the symbol “WCIC.”

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships and Conflicts of Interest

Certain of the underwriters and their respective affiliates have in the past performed, and may in the future perform, various financial advisory, investment banking and other services for us, our affiliates and our officers in the ordinary course of business, for which they received and may receive customary fees and reimbursement of expenses. In addition, certain of the underwriters in this offering served as an underwriter in connection with our Initial Public Offering. Additionally, certain of the underwriters were initial purchasers of our Notes Offering and affiliates of certain of the underwriters in this offering are lenders and/or agents under our Revolving Credit Facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the prospectus supplement may not comply with the disclosure standards of the CO and/or the listing rules

(including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the Company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the shares of our common stock offered hereby, will be passed upon for us by Latham & Watkins LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Proskauer Rose LLP, New York, New York.

EXPERTS

The consolidated financial statements of WCI Communities, Inc. and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, which are incorporated by reference in this prospectus supplement and registration statement from our Annual Report, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, which is also incorporated herein by reference, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at the prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.wcicommunities.com where we make available, free of charge, documents that we file with, or furnish to, the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, registration statements and any amendments to those reports. We make this information available as soon as reasonably practicable after we electronically file such materials with, or furnish such information to, the SEC. Our SEC reports can be found under Investor Relations on our website. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus supplement or the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as described above.

Incorporation By Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of this offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 25, 2015 (the “Annual Report”).

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 2, 2015.

•	Our Current Report on Form 8-K filed with the SEC on February 20, 2015.

•	The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on July 23, 2013 and any amendment or report filed with the SEC for the purpose of updating the description thereof.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

(239) 947-2600

Exhibits to the filings will not be sent unless those exhibits have been specifically incorporated by reference in this prospectus supplement and any accompanying prospectus.

PROSPECTUS

WCI Communities, Inc.

$250,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts Units

Guarantees of Debt Securities

13,964,121 Shares of

Common Stock

Offered by the Selling Securityholders

We may offer and sell up to $250,000,000 in the aggregate of the securities identified above, and the selling securityholders (which term as used in this prospectus includes their nominees, donees, transferees or other successors-in-interest) identified in this prospectus may offer and sell up to 13,964,121 shares in the aggregate of common stock identified above, in each case from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of our common stock by the selling securityholders.

Each time we offer and sell securities, we will, and each time any of the selling securityholders offers and sells securities, such selling securityholder may, provide a supplement to this prospectus that contains specific information about the offering, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling securityholders may offer and sell shares of our common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement, if any, describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 8 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the New York Stock Exchange under the symbol “WCIC.” On November 17, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $18.56 per share.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $250,000,000 and the selling securityholders may, from time to time, sell up to 13,964,121 shares of common stock from time to time in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will, and each time any of the selling securityholders offer and sell securities, such selling securityholder may, provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “WCI,” “we,” “our,” “us” and the “Company” in this prospectus, we mean WCI Communities, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein or any prospectus supplement include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference herein or any prospectus supplement and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and potential acquisitions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this prospectus or the documents incorporated by reference, as applicable.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the stability of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated by reference herein or any prospectus supplement. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus and the documents incorporated by reference herein or any prospectus supplement, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause our results to vary from expectations include, but are not limited to:

•	a slowing or reversal of the present housing market recovery;

•	adverse economic changes either nationally or in the markets in which we operate;

•	our ability to maintain profitability in the future;

•	market conditions in Florida;

•	fluctuations in our quarterly operating results due to the seasonal nature of our business;

•	our ability to maintain our gross margins in our homebuilding operating segment;

•	competitive conditions in the homebuilding industry and housing market;

•	shortages of or fluctuations in the cost of labor and raw materials;

•	the availability of land and fluctuations in the market value of land and our properties that may cause our development costs to exceed our estimates and projections;

•	our ability to obtain permits, development approvals and entitlements in order to develop our communities successfully and in a timely manner;

•	the availability, skill and performance of subcontractors;

•	changes in, or the failure or inability to comply with, federal, state and local laws, regulations and ordinances, including those dealing with the environment;

•	adoption of state and local initiatives and ballot measures that impact our ability to execute our business plan;

•	changes in mortgage interest rates and the availability of mortgage financing;

•	limitations on the utilization of our deferred tax assets, including our net operating loss carryforwards, due to changes in the markets in which we do business, our profitability, ownership changes or other reasons;

•	our ability to identify, complete or integrate acquisitions;

•	our participation in certain joint ventures;

•	changes in tax laws and interest rates;

•	adverse weather conditions, natural disasters or other events that are outside of our control;

•	the occurrence of uninsured losses or material losses in excess of our insurance limits;

•	our contractual obligations to title underwriters;

•	competitive conditions in the real estate brokerage business;

•	adverse actions taken by independent real estate agents that work for our real estate brokerage business;

•	changes in the federal, state and local regulation of real estate brokers;

•	changes in the regulation of our condominium business or increases in claims brought by homeowners associations;

•	shortfalls in homeowners association or club/amenity revenues;

•	increases in premiums, mandated exclusions or other adverse changes in our insurance coverage;

•	increases in warranty, liability or other claims that arise in the ordinary course of business;

•	the availability of personnel and our ability to retain key employees;

•	increases in claims that were not previously discharged in the Chapter 11 Cases (as defined in our Annual Report (as defined herein));

•	increases in the inflation rate;

•	an increase in home order cancellations;

•	the liquidity of our real estate investments and our ability to respond quickly to economic changes;

•	relations with the residents of our communities;

•	future litigation from claims relating to our operations, security offerings, and otherwise in the ordinary course of business;

•	increases in the amount or severity of health and safety incidents;

•	information technology failures and our ability to maintain data security;

•	adverse changes in our access to or the cost of utilities and resources;

•	our leverage and debt service obligations and the availability of additional financing on acceptable terms; and

•	additional factors discussed elsewhere in this prospectus and registration statement, including in our Annual Report and Quarterly Reports (each as defined herein) incorporated by reference herein or any prospectus supplement, including under the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Other sections of this prospectus and the documents incorporated by reference herein or any prospectus supplement include additional factors that could adversely impact our business and financial performance. In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus and the documents incorporated by reference herein or any prospectus supplement may not occur. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus and the documents incorporated by reference herein or any prospectus supplement might not occur and our future results and performance may differ materially from those expressed in these forward-looking statements due to, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements when making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at the prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.wcicommunities.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as described above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014 (the “Annual Report”).

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the SEC on May 6, 2014, August 5, 2014 and November 4, 2014, respectively (the “Quarterly Reports”).

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 21, 2014.

•	Our Current Reports on Form 8-K filed with the SEC on February 5, 2014, February 25, 2014, April 29, 2014, May 2, 2014, May 5, 2014, June 12, 2014, June 23, 2014, June 23, 2014, June 26, 2014 and October 22, 2014.

•	The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on July 23, 2013 and any amendment or report filed with the SEC for the purpose of updating the description thereof.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

(239) 947-2600

Exhibits to the filings will not be sent unless those exhibits have been specifically incorporated by reference in this prospectus and any prospectus supplement.

THE COMPANY

We are a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida’s highest growth and largest markets. We have established a reputation and strong brand recognition for developing amenity-rich, lifestyle-oriented, master-planned communities. Our homes and communities are primarily targeted to move-up, second-home and active adult buyers. We intend to leverage our experience, operational platform and well-located land inventory, with attractive book values, to capitalize on markets with favorable demographic and economic trends to grow our business.

We filed our certificate of incorporation with the Secretary of State of Delaware on June 29, 2009. We completed our initial public offering during July 2013.

Our principal executive offices are located at 24301 Walden Center Drive, Bonita Springs, Florida 34134, and our telephone number is (239) 947-2600.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of common stock being offered by any of the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to fixed charges for each of the periods indicated was as follows:

	Nine Months Ended September 30, 2014	Years Ended December 31,
		2013	2012		2011
Ratio of Earnings to Fixed Charges	1.6	1.9	(A	)	(A	)

(A)	Total earnings (loss), as adjusted, was inadequate to cover fixed charges for the years ended December 31, 2012 and 2011. Additional earnings of approximately $11.3 million and $54.7 million, respectively, would have been necessary to eliminate the respective deficits and bring the ratio of earnings to fixed charges to 1.0.

The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes plus fixed charges and amortization of capitalized interest less capitalized interest) by fixed charges (interest incurred, both expensed and capitalized, and the estimated interest component of rental expense).

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends were identical to the ratios presented in the table above.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, which has been filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	150,000,000 shares of common stock, $0.01 par value; and

•	15,000,000 shares of preferred stock, $0.01 par value.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

As of September 30, 2014, Monarch Alternative Capital LP and certain of its advisory clients and certain advisory clients of Stonehill Capital Management LLC (each, a “Principal Investor” and together the “Principal Investors”) owned approximately 27.9% and 25.8% of our common stock, respectively. Due to their ownership, the Principal Investors have the power to control us and our subsidiaries, including the power to elect a majority of our directors, agree to sell or otherwise transfer a controlling stake in us and determine the outcome of all actions requiring majority stockholder approval. In addition, pursuant to stockholders agreements that we entered into with the Principal Investors, the Principal Investors have certain rights to nominate directors to our board of directors and the committees thereof.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are currently outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of Our Charter, Our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our charter and our amended and restated bylaws contain provisions that could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us through the use of the following: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may delay, deter or prevent a change in control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock and also may limit the price that investors are willing to pay in the future for our common stock. These provisions may also have the effect of preventing changes in our management.

These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We have opted out of Section 203 of the Delaware General Corporation Law, which regulates corporate takeovers. However, our charter contains provisions that are similar to Section 203. Specifically, our amended and restated certificate of incorporation provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:

•	prior to the time that person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to the time the person became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. However, in our case, the Principal Investors and any of their affiliates and subsidiaries and any of their direct or indirect transferees receiving 15% or more of our voting stock will not be deemed to be interested stockholders regardless of the percentage of our voting stock owned by them and, accordingly, will not be subject to such restrictions. This provision could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

These provisions in our amended and restated certificate of incorporation and bylaws and the Delaware General Corporation Law could limit the price that investors are willing to pay in the future for shares of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our Company.

Special Stockholder Meetings

Our charter and our amended and restated bylaws provide that a special meeting of stockholders may only be called by our chairman of the board of directors, chief executive officer or president, or by a resolution adopted by a majority of our board of directors and will be called at the request of either of the Principal Investors, so long as one of them or both together hold at least 10% of the shares of our common stock outstanding.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors or designated by a Principal Investor.

No Stockholder Action by Written Consent

Our charter eliminates the right of stockholders to act by written consent without a meeting.

Election and Removal of Directors

Each of our directors will be elected annually. Pursuant to stockholders agreements that we entered into with each of the Principal Investors, the Principal Investors have certain rights to nominate directors to our board of directors and the committees thereof. Also, directors may be removed with or without cause by a majority vote of the shares of our common stock then outstanding. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Vacancies on the board of directors are filled by a majority of the directors then in office, and not by the stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our charter provides that the Court of Chancery of the state of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our charter or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least 66 2/3% of the voting power of our then outstanding voting stock.

The provisions of the Delaware General Corporation Law, our charter and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Our charter and amended and restated bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law.

Registration Rights Agreements and Stockholders Agreements

On July 24, 2013, we entered into a registration rights agreement with the Principal Investors with respect to any shares of our common stock held by them. Pursuant to such registration rights agreement, we granted the Principal Investors and their direct and indirect transferees demand registration rights to have the registrable shares registered for resale and, in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering. For so long as we are eligible to use Form S-3 under the Securities Act, the Principal Investors and their direct and indirect transferees will have shelf registration rights requiring us to file a shelf registration statement and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time.

On July 24, 2013, we also entered into stockholders agreements with each of the Principal Investors, pursuant to which the Principal Investors have certain director nomination rights. For so long as a Principal Investor holds at least 60% of the shares of our common stock held by it at the consummation of our initial public offering, such Principal Investor will have the right to nominate two directors to the board of directors and one director to each board committee (subject to applicable independence requirements of each committee). When a Principal Investor owns less than 60%, but at least 20%, of the shares of our common stock held by it at the consummation of our initial public offering, such Principal Investor will be entitled to nominate one director to the board of directors and each of the board committee (subject to applicable independence requirements of each committee). As of September 30, 2014, each Principal Investor held more than 60% of the shares of our common stock held by it at the consummation of our initial public offering. In addition, we have agreed to use commercially reasonable efforts to take all necessary and desirable actions within our control to cause the election, removal and replacement of such directors in accordance with the stockholders agreements and applicable law. Each Principal Investor has agreed to vote for the other’s board of director nominees in accordance with the terms of a separate voting agreement between the Principal Investors.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “WCIC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “WCI,” “we,” “our” or “us” refer to WCI Communities, Inc., excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than minimum denominations of $1,000 and any integral multiple in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities, which may be U.S. Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than WCI) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or WCI and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of WCI; or

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is actually known to a responsible officer of the trustee, the trustee shall send to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has actual knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We, the guarantors, if any, and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to release any applicable guarantor from any of its obligations under its applicable guarantee of the applicable indenture (to the extent permitted by the applicable indenture);

•	to conform the text of the applicable indenture, the applicable guarantees or the applicable securities to any provision of the “Description of Notes” section of an applicable prospectus supplement;

•	to allow any applicable guarantor to execute a supplemental indenture or guarantee with respect to the applicable securities;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our or any guarantor’s compliance with provisions of the indenture or guarantee. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we and the guarantors, if any, may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we and any guarantor, if applicable, may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York. (Section 10.10)

DESCRIPTION OF GUARANTEES

To the extent provided in the applicable supplement to this prospectus, the debt securities offered and sold pursuant to this prospectus may be guaranteed by one or more guarantors. Each guarantee will be issued under a supplement to the applicable indenture. The prospectus supplement relating to a particular debt security issue containing guarantees will describe the terms of those guarantees, including the following, to the extent applicable:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are secured or unsecured;

•	whether the guarantees are senior, senior subordinated or subordinated;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•	the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	United States federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled to:

•	vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of WCI.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the applicable indenture.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred, except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through whom they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

None of us, the trustee or any agent of ours or the trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

SELLING SECURITYHOLDERS

This prospectus also relates to the possible resale by the stockholders named below (including their nominees, donees, transferees or other successors-in-interest), who we refer to in this prospectus as the “selling securityholders,” of up to 13,964,121 shares of our common stock that were issued and outstanding, prior to the original date of filing of the registration statement of which this prospectus forms a part. The selling securityholders originally acquired the shares of our common stock included in this prospectus pursuant to (1) our second amended joint plan of reorganization and disclosure statement, dated July 17, 2009, upon our emergence from bankruptcy in September 2009, (2) a private “rights” offering pursuant to Regulation D and Section 4(a)(2) under the Securities Act and/or (3) a private transaction with another stockholder pursuant to an exemption from the Securities Act.

The table below sets forth information regarding the beneficial ownership of our common stock by the selling securityholders. The information regarding the selling securityholders’ beneficial ownership after the sales made pursuant to this prospectus assumes that all of the common stock subject to sale pursuant to this prospectus will have been sold and that the selling securityholders do not acquire any additional shares. Information in the table below, with respect to beneficial ownership, has been furnished by the selling securityholders.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling securityholders may offer all, some or none of our common stock. We cannot advise you as to whether the selling securityholders will in fact sell any or all of such shares of common stock. In addition, the selling securityholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages in the table below reflect beneficial ownership immediately prior to the date of this prospectus and immediately after the resale of all shares subject to resale pursuant to this prospectus as determined in accordance with Rule 13d-3 under the Exchange Act and are based on 25,997,471 shares of our common stock outstanding as of the date of this prospectus.

	Amount and Nature of Beneficial Ownership
	Immediately Prior to this Prospectus		Number of Shares Subject to Resale Pursuant to this Prospectus	Immediately After Resale of All Shares Subject to Resale Pursuant to this Prospectus*
Selling Securityholders	Shares Owned	Percentage		Shares Owned	Percentage
Monarch Alternative Capital LP and certain of its advisory clients(1)	7,255,622	27.9%	7,255,622	—	—%
Certain advisory clients of Stonehill Capital Management LLC(2)	6,708,499	25.8%	6,708,499	—	—%

*	Assumes that the selling securityholders will sell all of their common stock subject to resale pursuant to this prospectus. There is no assurance that the selling securityholders will resell all or any of their common stock. After the completion of this offering none of the selling securityholders will hold one percent or more of our common stock assuming that all of the selling securityholders resell all of their common shares subject to resale pursuant to this prospectus.
(1)	Consists of (i) 2,839,008 shares held by Monarch Debt Recovery Master Fund Ltd, (ii) 1,591,988 shares held by Monarch Master Funding Ltd, (iii) 1,246,217 shares held by Monarch Opportunities Master Fund Ltd, (iv) 107,305 shares held by Monarch Income Master Fund Ltd, (v) 635,798 shares held by Monarch Capital Master Partners LP, (vi) 59,152 shares held by Monarch Alternative Solutions Master Fund LTD, (vii) 31,600 shares held by Monarch Capital Master Partners II LP, (viii) 392,542 shares held by Monarch Capital Master Partners IIA LP, (ix) 177,901 shares held by Monarch Cayman Fund Limited and (x) 174,111 shares held by P Monarch Recovery LTD. Monarch Alternative Capital LP (“MAC”) serves as advisor to these entities with respect to our shares directly owned by such entities. MDRA GP LP (“MDRA GP”) is the general partner of MAC and Monarch GP LLC (“Monarch GP”) is the general partner of MDRA GP. By virtue of such relationships, MAC, MDRA GP and Monarch GP, and Michael Weinstock, Andrew Herenstein and Christopher Santana, the co-portfolio managers of MAC, may be deemed to have voting and dispositive power over the shares owned by such entities. The address for these entities is 535 Madison Avenue, 26th Floor, New York, NY 10022.
(2)	Consists of (i) 6,631,057 shares held by Stonehill Institutional Partners, L.P. (“Stonehill Institutional”) and (ii) 77,442 shares held by Stonehill Master Fund Ltd. (“SMF”). Stonehill Capital Management LLC, a Delaware limited liability company (“SCM”), is the investment advisor to both SMF and Stonehill Institutional, and Stonehill General Partner, LLC (“Stonehill GP”) is the general partner of Stonehill Institutional. By virtue of such relationships, SCM and its principals may be deemed to have voting and dispositive power over the shares owned by Stonehill Institutional and SMF, and Stonehill GP and its principals may be deemed to have voting and dispositive power over the shares owned by Stonehill Institutional. The principals of SCM and Stonehill GP are John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey, Jonathan Sacks, Peter Sisitsky, Michael Thoyer and Michael Stern. The address for SCM is 885 Third Avenue, 30th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us.

Each time any of the selling securityholders sells common stock covered by this prospectus, and a revised prospectus or prospectus supplement is required, we will prepare and file such document that will include updated information required to be included therein. Such information may include the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common stock covered by this prospectus. We will not receive any proceeds from any sale of the common stock by the selling securityholders.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the selling securityholders, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be disclosed in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock or preferred stock will be listed on the New York Stock Exchange, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If any prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and any prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

Underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

There can be no assurance that any selling securityholder will sell any common stock pursuant to this prospectus. Further, we cannot assure you that any selling securityholder will not transfer shares of their common stock by other means not described in this prospectus. In addition, any sale of common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

Pursuant to the registration rights agreements discussed in the section of this prospectus entitled “Description of Capital Stock,” we have agreed to indemnify the selling securityholders and certain of their affiliates against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to pay all costs, expenses and fees in connection with the registration of the common stock by the selling securityholders, including fees of our counsel and accountants, fees payable to the SEC and listing fees. The selling securityholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to their sale of the common stock covered by this prospectus.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of us. Vivien N. Hastings, who serves as our Senior Vice President, Secretary and General Counsel will pass upon certain other legal matters on behalf of us. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of WCI Communities, Inc. and subsidiaries as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013, which are incorporated by reference in this prospectus and registration statement from our Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, which is also incorporated herein by reference, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of WCI Communities, Inc. and subsidiaries for the year ended December 31, 2011, which are incorporated by reference in this prospectus and registration statement from our Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report thereon, included therein, which is also incorporated herein by reference, and is included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

During March 2013, we engaged McGladrey LLP to conduct an audit of our consolidated financial statements as of and for the year ended December 31, 2011 in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) because Ernst & Young LLP had performed tax provision assistance services for us relating to that period. These services were allowable under the American Institute of Certified Public Accountants independence standards, but are not consistent with the independence rules of the SEC.

Neither the report of Ernst & Young LLP relating to our 2013 and 2012 consolidated financial statements nor the report of McGladrey LLP relating to our 2011 consolidated financial statements contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, during the years ended December 31, 2013, 2012 and 2011, there were no (i) disagreements with either Ernst & Young LLP or McGladrey LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of either Ernst & Young LLP or McGladrey LLP, would have caused either Ernst & Young LLP or McGladrey LLP to make reference to the subject matter of the disagreement(s) in connection with their reports on the consolidated financial statements of WCI Communities, Inc. and subsidiaries or (ii) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During March 2013, we engaged McGladrey LLP solely to audit our 2011 consolidated financial statements in accordance with PCAOB standards. Ernst & Young LLP, which did not provide any tax provision services related to our 2012 consolidated financial statements or any other services that are inconsistent with the independence rules of the SEC, was engaged to conduct an audit of our consolidated financial statements as of and for the year ended December 31, 2012 in accordance with PCAOB standards. The engagements of McGladrey LLP to audit our 2011 consolidated financial statements and Ernst & Young LLP to audit our 2012 consolidated financial statements were both approved by the audit committee of our board of directors. Prior to engaging each of Ernst & Young LLP and McGladrey LLP, we did not consult with either of them with regard to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered, and neither a written report nor oral advice was provided to us that either

Ernst & Young LLP or McGladrey LLP concluded was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

We have furnished each of Ernst & Young LLP and McGladrey LLP with a copy of the foregoing disclosure and requested that each of Ernst & Young LLP and McGladrey LLP furnish us with a letter addressed to the SEC stating whether it agrees with the statements made herein and, if not, stating the respects in which it does not agree. A copy of each letter has been filed as an exhibit to the registration statement of which this prospectus is a part.